Exhibit 99.1

Caribou Biosciences Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

-- CB-010 ANTLER 2L LBCL and CB-011 CaMMouflage r/r MM Phase 1 clinical data expected in H1 2025 --

-- Advancing four clinical programs for hematologic malignancies and autoimmune diseases --

-- $249.4 million in cash, cash equivalents, and marketable securities expected to fund the Company’s current operating plan into H2 2026 --

BERKELEY, Calif., March 10, 2025 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported financial results for the fourth quarter and full year 2024 and reviewed recent pipeline progress.

“Caribou is planning for two clinical data disclosures in the first half of 2025 as we advance the development of our off-the-shelf CAR-T cell therapies in oncology and autoimmune diseases,” said Rachel Haurwitz, PhD, Caribou’s president and chief executive officer. “We expect to present data from the ANTLER Phase 1 trial of CB-010 in patients with second-line large B cell lymphoma and our goal for this program is to develop an allogeneic CAR-T cell therapy that can drive outcomes on par with those achieved by autologous CAR-T cell therapies. We also expect to present initial data from the CaMMouflage Phase 1 trial of CB-011 in patients with relapsed or refractory multiple myeloma. As we rapidly enroll additional patients in CaMMouflage, we continue to observe encouraging signs of efficacy in patients treated with CB-011 at active dose levels following a deeper lymphodepletion regimen. We are excited to be at the forefront of a new era of allogeneic CAR-T cell therapies that offer the potential for broad access and rapid availability to both patients and healthcare systems.”
Clinical highlights
CB-010, a clinical-stage allogeneic anti-CD19 CAR-T cell therapy for B cell non-Hodgkin lymphoma
•Clinical data from the ongoing ANTLER Phase 1 clinical trial presented at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting indicated that a single dose of CB-010 has the potential to be on par with the safety, efficacy, and durability of approved autologous CAR-T cell therapies.
•A retrospective analysis of all patient data demonstrated that patients who received a dose of CB-010 manufactured from a donor with ≥4 matching human leukocyte antigen (HLA) alleles showed improved progression-free survival (PFS) compared to patients who received a dose of CB-010 from a donor with fewer than 4 HLA matches.
•To confirm the HLA matching strategy, Caribou is enrolling approximately 20 additional second-line large B cell lymphoma (2L LBCL) patients in the ongoing ANTLER Phase 1 clinical trial.
•Caribou also is enrolling a proof-of-concept cohort of up to 10 patients who have relapsed following any prior CD19-targeted therapy in this population of unmet need.

CB-010, a clinical-stage allogeneic anti-CD19 CAR-T cell therapy for lupus
•Caribou continues to activate sites for the GALLOP Phase 1 clinical trial, an open-label, multicenter clinical trial designed to evaluate a single infusion of CB-010 at the recommended

Phase 2 dose (RP2D) of 80x106 CAR-T cells using the HLA matching strategy in adult patients with lupus nephritis (LN) and extra renal lupus (ERL).

CB-011, a clinical-stage allogeneic anti-BCMA CAR-T cell therapy for multiple myeloma
•In the dose escalation portion of the CaMMouflage Phase 1 clinical trial for relapsed or refractory multiple myeloma (r/r MM), dose level 1 (50x106 CAR-T cells), dose level 2 (150x106 CAR-T cells), dose level 3 (450x106 CAR-T cells), and dose level 4 (800x106 CAR-T cells) of CB-011 have cleared without any observed dose-limiting toxicities.
•Caribou continues to observe encouraging signs of efficacy in patients treated with CB-011 at active dose levels following a lymphodepletion regimen that includes a deeper dose of cyclophosphamide (increased from 300 to 500 mg/m2/day together with a fludarabine dose of 30 mg/m2/day for 3 days). Caribou is rapidly enrolling additional patients at multiple dose levels with the deeper lymphodepletion regimen.

CB-012, a clinical-stage allogeneic anti-CLL-1 CAR-T cell therapy for acute myeloid leukemia
•Caribou is enrolling patients with relapsed or refractory acute myeloid leukemia (r/r AML) in the dose escalation portion of the ongoing AMpLify Phase 1 clinical trial. Patients are being enrolled at dose level 4 (300x106 CAR-T cells).

Corporate updates
Experienced chief financial officer appointed
•In January 2025, Sri Ryali was appointed chief financial officer and he leads Caribou’s finance, investor relations, and corporate communications functions.

Chief scientific officer to retire
•Chief scientific officer, Steve Kanner, PhD, to retire after serving in this role at Caribou for nearly eight years. Following his retirement at the end of June 2025, the Company and Dr. Kanner intend to enter into an arrangement whereby Dr. Kanner would serve as an advisor to the Company on research and development initiatives. Caribou does not plan to hire a new chief scientific officer at this time, and the research functions will report to certain members of Caribou’s existing executive leadership team.

“Working with Steve over the last eight years has been a privilege. His lasting legacy is evident in the strong, expert bench of scientific leaders who will continue to advance our technologies,” said Dr. Haurwitz. “Steve is a talented scientist. His leadership has been critical to the development of our off-the-shelf CAR-T cell therapy technologies and to the development of our clinical pipeline. On behalf of the entire herd at Caribou, I would like to express my gratitude for his significant contributions, and I wish him the best in his well-deserved retirement following a four-decade career.”

2025 anticipated milestones
•CB-010 ANTLER: Caribou plans to present data from both the additional 2L and prior CD19 relapsed LBCL patient cohorts in H1 2025. Caribou plans to initiate a pivotal Phase 3 clinical trial in H2 2025 should data confirm the initial observation that partial HLA matching drives outcomes that are on par with autologous CAR-T cell therapies. The Phase 3 trial would be initiated after agreement with the FDA on a pivotal trial design.
•CB-010 GALLOP: Caribou plans to provide updates as the GALLOP Phase 1 clinical trial in LN and ERL advances.

•CB-011 CaMMouflage: Caribou plans to present dose escalation data on a minimum of 15 patients at active dose levels from the ongoing CaMMouflage Phase 1 clinical trial in r/r MM in H1 2025.
•CB-012 AMpLify: Caribou plans to provide updates on dose escalation as the AMpLify Phase 1 clinical trial in r/r AML advances.

Fourth Quarter and Full Year 2022 Financial Results
Cash, cash equivalents, and marketable securities: Caribou had $249.4 million in cash, cash equivalents, and marketable securities as of December 31, 2024, compared to $372.4 million as of December 31, 2023. Caribou expects its cash, cash equivalents, and marketable securities will be sufficient to fund its current operating plan into H2 2026.

Licensing and collaboration revenue: Revenue from Caribou’s licensing and collaboration agreements was $2.1 million for the three months ended December 31, 2024 and $10.0 million for the full year 2024, compared to $3.6 million and $34.5 million, respectively, for the same periods 2023. The decrease for the full year 2024 was primarily due to $24.8 million in revenue recognized in 2023 under the now-terminated AbbVie Collaboration and License Agreement, including $20.8 million of deferred revenue recognized upon termination of this agreement as previously disclosed, which was the remaining deferred revenue balance from AbbVie’s $30 million upfront payment in February 2021.
R&D expenses: Research and development expenses were $30.5 million for the three months ended December 31, 2024 and $130.2 million for full year 2024, compared to $31.3 million and $112.1 million respectively, for the same periods in 2023. The increase for the year ended December 31, 2024, was primarily due to costs to advance pipeline programs, including the CB-010 ANTLER, CB-010 GALLOP, CB-011 CaMMouflage, and CB-012 AMpLify Phase 1 clinical trials; personnel-related expenses, including stock-based compensation; expenses relating to licenses; and other facilities and allocated expenses.

G&A expenses: General and administrative expenses were $10.5 million for the three months ended December 31, 2024 and $46.5 million for the full year 2024, compared to $9.7 million and $38.5 million, respectively, for the same periods in 2023. The increase for the year ended December 31, 2024, was primarily due to legal expenses and other service-related expenses, including litigation settlement costs; and personnel-related expenses, including stock-based compensation.
Net loss: Caribou reported a net loss of $35.5 million for the three months ended December 31, 2024 and $149.1 million for the full year 2024, compared to a net loss of 34.5 million and $102.1 million, respectively, for the same periods in 2023.

About CB-010
CB-010 is a product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) in the ongoing ANTLER Phase 1 clinical trial and in patients with lupus nephritis (LN) and extrarenal lupus (ERL) in the GALLOP Phase 1 clinical trial. To Caribou’s knowledge, CB-010 is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to enhance CAR-T cell activity by limiting premature CAR-T cell exhaustion. The FDA granted CB-010 Regenerative

Medicine Advanced Therapy (RMAT) and Orphan Drug designations for B-NHL and Fast Track designations for both B-NHL and refractory systemic lupus erythematosus (SLE). Additional information on the ANTLER trial (NCT04637763) and GALLOP trial (NCT06752876) can be found at clinicaltrials.gov.

About CB-011
CB-011 is a product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in patients with relapsed or refractory multiple myeloma (r/r MM) in the CaMMouflage Phase 1 trial. CB-011 is an allogeneic anti-BCMA CAR-T cell therapy engineered using Cas12a chRDNA genome-editing technology. To Caribou’s knowledge, CB-011 is the first allogeneic CAR-T cell therapy in the clinic that is engineered to enable activity through an immune cloaking strategy with a B2M knockout and insertion of a B2M–HLA-E fusion protein to blunt immune-mediated rejection. CB-011 has been granted Fast Track and Orphan Drug designations by the FDA. Additional information on the CaMMouflage trial (NCT05722418) can be found at clinicaltrials.gov.

About CB-012
CB-012 is a product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in the AMpLify Phase 1 clinical trial in patients with relapsed or refractory acute myeloid leukemia (r/r AML). CB-012 is an anti-CLL-1 CAR-T cell therapy engineered with five genome edits, enabled by Caribou’s patented next-generation CRISPR technology platform, which uses Cas12a chRDNA genome editing to significantly improve the specificity of genome edits. To Caribou’s knowledge, CB-012 is the first allogeneic CAR-T cell therapy with both checkpoint disruption, through a PD-1 knockout, and immune cloaking, through a B2M knockout and B2M–HLA-E fusion protein insertion; both armoring strategies are designed to enhance activity. Caribou has exclusively in-licensed from Memorial Sloan Kettering Cancer Center (MSKCC) in the field of allogeneic CLL-1-targeted cell therapy a panel of fully human scFvs targeting CLL-1, from which the company has selected a scFv for the generation of the company’s CAR. CB-012 was granted Fast Track and Orphan Drug designations by the FDA. Additional information on the AMpLify trial (NCT06128044) can be found at clinicaltrials.gov.

About Caribou Biosciences, Inc.
Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its Cas12a chRDNA technology, enables superior precision to develop cell therapies that are armored to potentially improve activity against disease. Caribou is advancing a pipeline of off-the-shelf cell therapies from its CAR-T platform to offer broad access and rapid availability of treatments for patients with hematologic malignancies and autoimmune diseases. Follow us @CaribouBio and visit www.cariboubio.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its expectations relating to (i) the timing of reporting ANTLER Phase 1 clinical trial data in H1 2025 from both the additional 2L and prior CD19 relapsed LBCL patient cohorts and the timing and commencement of an ANTLER pivotal Phase 3 clinical trial; (ii) the timing of reporting dose escalation data in H1 2025 from the ongoing CaMMouflage Phase 1 clinical trial for CB-011 in r/r MM; (iii) updates from dose escalation from the AMpLify Phase 1 clinical trial for CB-012; (iv) updates from the GALLOP Phase 1 clinical trial for CB-010 in patients with LN and ERL; and (v) its expected funding runway of cash, cash equivalents, and marketable securities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of its current and future research and development programs, preclinical studies, and clinical trials; the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that preclinical study results observed will not be borne out in human patients or different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; and risks related to its limited operating history, history of net operating losses, financial position, and its ability to raise additional capital as needed to fund its operations and product candidate development as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
Cash, cash equivalents, and marketable securities	$249,386	$372,404
Total assets	313,313	432,209
Total liabilities	60,362	63,808
Total stockholders' equity	252,951	368,401
Total liabilities and stockholders' equity	$313,313	$432,209

Caribou Biosciences, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Licensing and collaboration revenue	$2,077	$3,558	$9,994	$34,477
Operating expenses:
Research and development	30,464	31,279	130,153	112,075
General and administrative	10,488	9,721	46,457	38,461
Total operating expenses	40,952	41,000	176,610	150,536
Loss from operations	(38,875)	(37,442)	(166,616)	(116,059)
Other income (expense):
Change in fair value of the MSKCC success payments liability	220	(1,683)	2,154	(1,288)
Other income, net	3,156	4,813	15,348	15,470
Total other income (expense)	3,376	3,130	17,502	14,182
Net loss before (benefit from) provision for income taxes	$(35,499)	$(34,312)	$(149,114)	$(101,877)
(Benefit from) provision for income taxes	(9)	193	(9)	193
Net loss	$(35,490)	$(34,505)	$(149,105)	$(102,070)
Other comprehensive income
Net unrealized (loss) gain on available-for-sale marketable securities, net of tax	(534)	1,011	225	1,548
Net comprehensive loss	$(36,024)	$(33,494)	$(148,880)	$(100,522)
Net loss per share, basic and diluted	$(0.39)	$(0.39)	$(1.65)	$(1.38)
Weighted-average common shares outstanding, basic and diluted	91,161,148	88,432,905	90,317,925	73,807,597

Caribou Biosciences, Inc. contacts:
Investors:
Amy Figueroa, CFA
investor.relations@cariboubio.com

Media:
Peggy Vorwald, PhD
media@cariboubio.com